Exhibit 99.1

March 3, 2015

Oxford Immunotec Reports Fourth Quarter and Full Year 2014 Financial Results

●	Fourth Quarter Revenue of $12.1 Million Increased 19% Compared to Prior Year Period

●	2014 Revenue of $49.5 Million Increased 28% Compared to Prior Year

●	Reviewed Technology Platform and Product Pipeline at Investor Technology Day in December

OXFORD, United Kingdom and MARLBOROUGH, Mass., Mar. 3, 2015 (GLOBE NEWSWIRE) – Oxford Immunotec Global PLC (Nasdaq:OXFD), a global, commercial-stage diagnostics company focused on developing and commercializing proprietary tests for the management of immune-regulated conditions, today announced fourth quarter and full year 2014 financial results.

"We are pleased with the continued strong performance in the fourth quarter and the progress we made this past year" said Dr. Peter Wrighton-Smith, Chief Executive Officer of Oxford Immunotec. "We remain excited about the many future growth opportunities for our business."

By revenue type, total revenues were, in millions:

	Three Months Ended December 31,			Full Year Ended December 31,
	2014	2013	Change	2014	2013	Change

Product	$6.2	$5.0	24%	$25.4	$19.9	28%
Service	5.9	5.2	13%	24.1	18.9	28%
Total Revenue	$12.1	$10.2	19%	$49.5	$38.8	28%

By geography, total revenues were, in millions:

	Three Months Ended December 31,			Full Year Ended December 31,
	2014	2013	Change	2014	2013	Change

United States	$5.6	$4.8	17%	$22.5	$17.3	30%
Europe and ROW	1.8	2.0	-11%	7.2	7.2	1%
Asia	4.7	3.4	38%	19.8	14.3	38%
Total Revenue	$12.1	$10.2	19%	$49.5	$38.8	28%

Fourth Quarter 2014 Financial Results

Revenue for the fourth quarter of 2014 was $12.1 million, representing 19% growth over the fourth quarter 2013 revenue of $10.2 million.

2014 fourth quarter product revenue was $6.2 million representing a 24% increase from product revenue of $5.0 million in the fourth quarter of 2013. The increase in product revenue was primarily attributable to growth in China and Japan. Service revenue for the fourth quarter of 2014 was $5.9 million, up 13% from the 2013 fourth quarter of $5.2 million. The increase in service revenue was primarily driven by continued penetration of the U.S. market.

United States revenue was $5.6 million in the fourth quarter of 2014 representing 17% growth over the same period’s revenue in the prior year of $4.8 million. Growth was driven by an increase in the number of customers and an increase in volume from existing customers.

Europe and Rest of World revenue was $1.8 million in the fourth quarter of 2014 representing an 11% decrease compared to 2013 fourth quarter revenue of $2.0 million primarily due to timing of orders.

Asia revenue was $4.7 million in the fourth quarter of 2014 representing 38% growth over the 2013 fourth quarter revenue of $3.4 million. Revenue growth in the Asia region was driven by continued strong growth in both China and Japan.

Gross profit for the fourth quarter of 2014 was $6.6 million, an increase of $0.8 million over gross profit of $5.8 million in the same period of 2013. Gross margin was 54.7%, a decrease of 1.9 percentage points from the gross margin of 56.6% in the fourth quarter of 2013 primarily as a result of a standard cost adjustment in the fourth quarter of 2013.

Operating expenses were $13.3 million in the fourth quarter of 2014, an increase of $5.4 million compared to $7.9 million in the same period last year. The increase in operating expenses was primarily due to the expansion of our sales and marketing programs and increased product development expenses related to our transplant and other pipeline programs.

EBITDA for the fourth quarter was $(6.2) million compared to $(3.0) million in the fourth quarter of 2013. Adjusted EBITDA was $(5.4) million for the fourth quarter compared to $(1.7) million in the same period in 2013. Both EBITDA and Adjusted EBITDA are non-GAAP measures.

Net loss for the fourth quarter of 2014 was $6.7 million, or $0.39 per share, compared to $3.3 million, or $0.38 per share, in the fourth quarter of 2013. Net loss per share was based on 17,337,646 and 8,721,880 weighted average ordinary shares outstanding for the fourth quarters of 2014 and 2013, respectively.

Cash and cash equivalents were $50.2 million as of December 31, 2014 compared to $76.5 million as of December 31, 2013.

Full Year 2014 Financial Results

Revenue for the full year 2014 was $49.5 million, an increase of 28% over 2013 full year revenue of $38.8 million.

For the full year 2014, product revenue was $25.4 million, representing growth of 28% over 2013 revenue of $19.9 million. 2014 service revenue was $24.1 million, a 28% increase over 2013 service revenue of $18.9 million.

Full year 2014 U.S. revenue was $22.5 million, up 30% over 2013 U.S. revenue of $17.3 million. 2014 revenue in the Europe and Rest of World region was $7.2 million, relatively flat compared to the prior year. Revenue in Asia was $19.8 million, representing growth of 38% on a year-over-year basis from the 2013 Asia revenue of $14.3 million.

Gross profit was $25.5 million for the full year 2014, an increase of $5.3 million over $20.2 million for the prior year. Gross margin for full year 2014 was 51.5%, compared to 52.0% for full year 2013. Although we made good underlying improvement in reducing kit costs and streamlining service operations, this was offset by currency effects, the impact of share-based compensation included in cost of revenue and investments to increase capacity in our service labs.

2014 operating expenses were $47.4 million, an increase of $19.9 million over the $27.5 million in operating expenses during 2013. The increase was primarily related to the expansion of our sales and marketing efforts in the United States and Asia, increased development costs related to our transplant and other pipeline programs and an increase in general and administrative costs related to being a public company.

EBITDA for the year was $(20.2) million compared to $(7.1) million in 2013. Adjusted EBITDA was $(17.7) million for the year compared to $(6.0) million in the prior year. Both EBITDA and Adjusted EBITDA are non-GAAP measures.

Full year 2014 net loss was $22.2 million, or $1.28 per share, in comparison to an $8.7 million net loss, or $2.26 per share, for full year 2013. Net loss per share was based on 17,310,148 and 3,830,837 weighted average ordinary shares outstanding for 2014 and 2013, respectively.

Business Outlook

We expect to report full year 2015 revenue of between $60 and $65 million, representing 21-31% year-over-year growth. On a constant currency basis, we expect revenue to increase 26%-37%. We anticipate gross margin will increase sequentially in the upcoming quarters and operating expenses will further increase as we invest in the business.

We expect to report revenue of between $13.2 and $13.7 million for the first quarter of 2015.

Conference Call

Oxford Immunotec will host a conference call on Tuesday, March 3, 2015 at 8:00 a.m. Eastern Time to discuss its fourth quarter and full year 2014 financial results. The call will be concurrently webcast. To listen to the conference call on your telephone please dial (855) 363-5047 for United States callers and +1 (484) 365-2897 for international callers and reference confirmation code 90130051, approximately ten minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Oxford Immunotec's website at http://www.oxfordimmunotec.com. The replay will be available on the Company's website for approximately 60 days.

About Oxford Immunotec

Oxford Immunotec Global PLC is a global, commercial-stage diagnostics company focused on developing and commercializing proprietary tests for the management of immune-regulated conditions. The Company's initial product is the T-SPOT®.TB test, which is used to test for tuberculosis infection. The T-SPOT.TB test has been approved for sale in over 50 countries, including the United States, where it has received pre-market approval from the Food and Drug Administration, Europe, where it has obtained a CE mark, as well as Japan and China. The Company has an additional seven product development programs that leverage the Company's proprietary technology for measuring T cell and innate immune cell responses. The two most advanced products are focused on the transplantation market. The Company is headquartered near Oxford, UK and in Marlborough, MA. Additional information can be found at www.oxfordimmunotec.com.

T-SPOT and the Oxford Immunotec logo are trademarks of Oxford Immunotec Ltd.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding future revenues, expenses and the prospects for sales of our products. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities, hospitals and other health care institutions, laboratories, physicians, patients and third party payers, as well as our ability to expeditiously and successfully expand our sales and distribution networks and the other factors described under the “Risk Factors” section in our filings with the Securities and Exchange Commission. When evaluating Oxford Immunotec’s business and securities, investors should give careful consideration to these risks and uncertainties.

Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date of this presentation. We do not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law.

CONTACTS:

For Media Inquiries:

Caroline Crawley

Oxford Immunotec

Tel: +44 1235 442796

ccrawley@oxfordimmunotec.com

For Investor Inquiries:

Rick Altieri

Chief Financial Officer

Oxford Immunotec

Tel: +1 (508) 573-9953

raltieri@oxfordimmunotec.com

Mark Klausner

Westwicke Partners

Tel: +1 (443) 213-0500

oxfordimmunotec@westwicke.com

SOURCE: Oxford Immunotec

Oxford Immunotec Global PLC

Condensed consolidated statements of operations

(unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands, except share and per share data)	2014	2013	2014	2013
Revenue
Product	$6,215	$5,017	$25,407	$19,905
Service	5,903	5,208	24,098	18,879
Total revenue	12,118	10,225	49,505	38,784
Cost of revenue
Product	2,418	1,708	11,225	8,475
Service	3,074	2,727	12,784	10,125
Total cost of revenue	5,492	4,435	24,009	18,600
Gross profit	6,626	5,790	25,496	20,184
Operating expenses:
Research and development	2,848	563	7,033	2,146
Sales and marketing	7,111	3,713	25,487	13,270
General and administrative	3,390	3,662	14,837	12,119
Total operating expenses	13,349	7,938	47,357	27,535
Loss from operations	(6,723)	(2,148)	(21,861)	(7,351)
Other income (expense):
Interest income (expense), net	52	(72)	(52)	(328)
Foreign exchange losses	(21)	(467)	(352)	(423)
Other income (expense)	75	(584)	245	(470)
Loss before income taxes	(6,617)	(3,271)	(22,020)	(8,572)
Income tax expense	75	57	154	92
Net loss	$(6,692)	$(3,328)	$(22,174)	$(8,664)

Net loss per share attributable to ordinary shareholders—basic and diluted	$(0.39)	$(0.38)	$(1.28)	$(2.26)

Weighted-average shares used to compute net loss attributable to ordinary shareholders—basic and diluted	17,337,646	8,721,880	17,310,148	3,830,837

Note: 2013 share and per share amounts have been adjusted to reflect the Company’s

1-for-6.705 reverse share split which occurred in November 2013.

Reconciliation of net loss to Adjusted EBITDA

(unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands)	2014	2013	2014	2013
Net loss	$(6,692)	$(3,328)	$(22,174)	$(8,664)
Income tax expense	75	57	154	92
Interest (income) expense, net	(52)	72	52	328
Depreciation and amortization	503	238	1,742	1,101
EBITDA	(6,166)	(2,961)	(20,226)	(7,143)

Reconciling items:
Share-based compensation expense	762	63	2,521	140
Unrealized exchange (gains) losses	(56)	346	(53)	155
Loss on change in fair value of warrants	—	279	22	279
Loss on change in fair value of derivative instrument	—	561	—	561
Change in fair value of contingent purchase price consideration	34	—	72	—
Adjusted EBITDA	$(5,426)	$(1,712)	$(17,664)	$(6,008)

Oxford Immunotec Global PLC

Condensed consolidated balance sheets

(unaudited)

	December 31,
(in thousands, except share and per share data)	2014	2013
Assets
Current assets:
Cash and cash equivalents	$50,165	$76,494
Restricted cash	200	87
Accounts receivable, net	6,823	4,754
Inventory	6,425	5,450
Prepaid expenses and other	2,755	2,242
Total current assets	66,368	89,027
Restricted cash, non-current	192	362
Property and equipment, net	4,537	2,964
In-process research and development	2,399	—
Goodwill	50	—
Other intangible assets, net	273	331
Other assets	30	60
Total assets	$73,849	$92,744

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,368	$2,310
Accrued liabilities	7,070	6,936
Deferred income	1,993	1,540
Current portion of loans payable	137	170
Taxes payable	—	177
Total current liabilities	11,568	11,133
Long-term portion of loans payable	454	563
Contingent purchase price consideration	1,218	—
Other liabilities	—	296
Total liabilities	13,240	11,992

Shareholders’ equity:
Ordinary shares, £0.006705 nominal value; 40,103,528 and 25,189,285 shares authorized at December 31, 2014 and 2013, respectively, and 17,614,650 and 17,255,267 shares issued and outstanding at December 31, 2014 and 2013, respectively	192	188
Additional paid-in capital	186,816	183,967
Accumulated deficit	(121,829)	(99,655)
Accumulated other comprehensive loss	(4,570)	(3,748)
Total shareholders’ equity	60,609	80,752
Total liabilities and shareholders’ equity	$73,849	$92,744